Exhibit 16.1

July 29, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Form 8-K dated July 29, 2016 of American Electric Power Company, Inc. and its subsidiary registrants: Appalachian Power Company, Indiana Michigan Power Company, Ohio Power Company, Public Service Company of Oklahoma, and Southwestern Electric Power Company, and have the following comments:
1. We agree with the statements made in the second paragraph.
2. We have no basis on which to agree or disagree with the statements made in the first and third paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP
Columbus, Ohio